Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Oxford Industries, Inc.:
(1)	Registration Statements (Form S-8 Nos. 33-7231 and 33-64097) pertaining to the Oxford Industries, Inc. 1992 Stock Plan
(2)	Registration Statements (Form S-8 Nos. 333-113000 and 333-59411) pertaining to the Oxford Industries, Inc. 1997 Stock Option Plan
(3)	Registration Statement (Form S-8 No. 333-59409) pertaining to the Oxford Industries, Inc. 1997 Restricted Stock Plan
(4)	Registration Statement (Form S-8 No. 333-121538) pertaining to the Oxford Industries, Inc. Long-Term Stock Incentive Plan
(5)	Registration Statement (Form S-8 No. 333-121535) pertaining to the Oxford Industries, Inc. Employee Stock Purchase Plan
(6)	Registration Statement (Form S-3 No. 333-119263) pertaining to the registration of 485,243 shares of Oxford Industries, Inc. Common Stock
(7)	Registration Statement (Form S-8 No. 333-130010) pertaining to the Oxford Industries, Inc. Deferred Compensation Plan
(8)	Registration Statement (Form S-3 No. 333-13009) pertaining to the registration of 485,243 shares of Oxford Industries, Inc. Common Stock
(9)	Registration Statement (Form S-3 No. 333-110598) pertaining to the registration of 776,400 shares of Oxford Industries, Inc. Common Stock of our reports dated July 30, 2007 with respect to the consolidated financial statements and schedule of Oxford Industries, Inc., Oxford Industries Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Oxford Industries, Inc., included in this Annual Report (Form 10-K) for the year ended June 1, 2007.
/s/ Ernst & Young LLP
Atlanta, Georgia
July 30, 2007